NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES CLOSING OF THE SALE OF CERTAIN GULF OF MEXICO ASSETS

LAFAYETTE, LA - November 14, 2006 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has closed the sale of its interests in 17 mature Gulf of Mexico fields to a private company for approximately $17 million, subject to post-closing adjustments. The Company also expects to receive future consideration upon the settlement of insurance claims associated with damage caused by Hurricanes Katrina and Rita to the properties. Estimated proved reserves attributable to the properties totaled approximately 8.7 Bcfe at closing, and the properties had a substantial near-term abandonment obligation.

“This was an opportunity for us to monetize some of our mature Gulf Coast assets and utilize the capital for our continued expansion in East Texas and Arkoma,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We are excited about the projects we are currently drilling in these long lived basins, and we expect to continue to increase our long life activity during 2007 and beyond.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker symbol “PQ.”

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our ability to restore production in our Ship Shoal Block 72 Field in a timely manner, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.